Exhibit 99.2

KIRA PHARMACEUTICALS

KIRA PHARMACEUTICALS

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,685	$587
Prepaid expenses and other current assets	576	180
Total current assets	11,261	767
Property and equipment, net	8	10
Right-of-use asset	25	38
Other noncurrent assets	351	308
Total assets	$11,645	$1,123

Liabilities and Stockholders’ Deficit
Current liabilities:
Trade accounts payable	$4,232	$6,426
Accrued expenses and other current liabilities	737	606
Promissory note payable - related party	-	600
SAFE liabilities	7,214	-
Lease liabilities - current	28	31
Total current liabilities	12,211	7,663
Lease liability, net of current portion	-	11
Other noncurrent liabilities	1,294	1,192
Total liabilities	13,505	8,866

Commitments and contingencies (Note 2)

Stockholders’ deficit:
Preferred stock	37	-
Common stock	276	170
Additional paid-in-capital	181,979	172,670
Accumulated deficit	(184,172)	(180,754)
Accumulated other comprehensive income	20	171
Total stockholders’ deficit	(1,860)	(7,743)
Total liabilities and stockholders’ deficit	$11,645	$1,123

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KIRA PHARMACEUTICALS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2026	2025
Operating expenses:
Research and development	$1,187	$395
General and administrative	1,253	842
Acquired in-process research and development expense	139	-
Total operating expenses	2,579	1,237
Loss from operations	(2,579)	(1,237)

Other income (expense):
Gain on accounts payable settlement	1,327	-
Loss on issuance of SAFEs	(2,164)	-
Other income, net	85	142
Total other income (expense), net	(752)	142
Loss before income taxes	(3,331)	(1,095)

Provision for income taxes	87	66
Net loss	$(3,418)	$(1,161)

Comprehensive loss:
Net loss	$(3,418)	$(1,161)
Foreign currency translation adjustment	(151)	(227)
Comprehensive loss	$(3,569)	$(1,388)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KIRA PHARMACEUTICALS

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ DEFICIT

(Unaudited)

(in thousands, except share data)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit
Balances at December 31, 2025	-	$-	17,054,011	$170	$172,670	$(180,754)	$171	$(7,743)
Foreign currency translation adjustment, net of tax	-	-	-	-	-	-	(151)	(151)
Stock-based compensation expense	-	-	-	-	79	-	-	79
Shares issued in connection with Mach5 acquisition	-	-	10,676,470	107	854	-	-	961
Shares issuance in exchange for accrued services	-	-	176,265	2	379	-	-	381
Shares issuance in exchange for services	-	-	33,509	-	73	-	-	73
Issuance of preferred stock, net of issuance costs	3,661,504	37	-	-	7,921	-	-	7,958
Surrendered shares of common stock	-	-	(269,171)	(3)	3	-	-	-
Net loss	-	-	-	-	-	(3,418)	-	(3,418)
Balances at June 30, 2026	3,661,504	$37	27,671,084	$276	$181,979	$(184,172)	$20	$(1,860)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit
Balances at December 31, 2024	722,097	$161,518	102,688	$1	$-	$(169,496)	$587	$(168,908)
Capital contribution - related party	-	-	-	-	108	-	-	108
Foreign currency translation adjustment, net of tax	-	-	-	-	-	-	(227)	(227)
Stock-based compensation expense	-	-	-	-	62	-	-	62
Accretion of Series A, B, and B+ redeemable convertible preferred stock to redemption value	-	5,305	-	-	(170)	(5,135)	-	(5,305)
Net loss	-	-	-	-	-	(1,161)	-	(1,161)
Balances at June 30, 2025	722,097	$166,823	102,688	$1	$-	$(175,792)	$360	$(175,431)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KIRA PHARMACEUTICALS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(3,418)	$(1,161)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	2	5
Gain on settlement of accounts payable	(1,327)	-
Loss on issuance of SAFEs	2,164	-
Shares issuance in exchange for services	73	-
Acquired in-process research and development expense	139	-
Noncash interest expense	12	-
Stock-based compensation	79	62
Amortization of operating lease right-of-use assets	14	11
Deferred tax benefit	(7)	(120)
Unrealized foreign currency transaction gain	(105)	(130)
Changes in current assets and liabilities:
Prepaid expenses, other current assets, and other noncurrent assets	(392)	132
Trade accounts payable	(884)	697
Accrued expenses and other liabilities	170	(314)
Operating lease liabilities	(15)	(15)
Other noncurrent liabilities	44	185
Net cash used in operating activities	(3,451)	(648)

Cash flows from investing activities:
Cash acquired through asset acquisition	61	-
Transaction costs paid for asset acquisition	(200)	-
Net cash used in investing activities	(139)	-

Cash flows from financing activities:
Proceeds from SAFEs	5,050	-
Proceeds from promissory note	675	-
Issuance of preferred stock	8,000	-
Payment of preferred stock issuance costs	(42)	-
Proceeds from capital contribution from related party	-	108
Net cash provided by financing activities	13,683	108

Effect of exchange rate changes on cash and cash equivalents	5	16

Net change in cash and cash equivalents	10,098	(524)
Cash and cash equivalents—beginning of period	587	898
Cash and cash equivalents—end of period	$10,685	$374

Supplemental disclosure of cash flow information:
Cash paid for taxes, net of refunds received	$1	$(13)

Non-cash financing and investing activities
Equity consideration issued in connection with acquisition of Mach5	$961	$-
Settlement of promissory note payable - related party	$1,288	$-
Shares issuance in exchange for accrued services	$381	$-
Unpaid transaction costs for asset acquisition included in accounts payable	$43	$-
Preferred stock accretion	$-	$5,305

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

KIRA PHARMACEUTICALS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Nature of Business, Basis of Presentation and Going Concern

Nature of Business

Kira Pharmaceuticals and subsidiaries (the “Company”) is a biotechnology company that was incorporated as an exempted company in the Cayman Islands with limited liability in June 2017. The Company has operations in the United States, People’s Republic of China (“China”) and Australia. All subsidiaries are wholly-owned. The Company’s subsidiaries formed in China are Kira Pharmaceuticals (Hong Kong) Limited (“Kira Hong Kong”), Kira Pharmaceuticals (Suzhou) Limited (“Kira Suzhou”), and Kira Pharmaceuticals (Shanghai) Limited (“Kira Shanghai”). Additionally, the Company’s subsidiaries formed in the United States and Australia are Kira Pharmaceuticals (US) LLC and Kira Pharmaceuticals (Australia) PTY LTD, respectively. The Company is a clinical-stage biopharmaceutical company engaged in the discovery and development of novel therapeutics to treat complement-mediated diseases.

Former Redeemable Convertible Preferred Stock

As of December 31, 2024, the Company had outstanding redeemable preferred stock that was classified within mezzanine equity. On August 31, 2025, all outstanding redeemable preferred shares were converted into shares of the Company’s common stock in accordance with the terms of the governing agreements. Upon conversion, the carrying value of the redeemable preferred stock, including any related accretion recognized through the conversion date, was reclassified from mezzanine equity to stockholders’ equity. As a result of the conversion, no redeemable preferred stock was outstanding as of June 30, 2026 or December 31, 2025, and therefore no redeemable preferred stock balance is presented in the accompanying balance sheets. Historical activity related to the redeemable preferred stock is reflected in the statement of changes in redeemable convertible preferred stock and stockholders’ deficit for the comparative period presented.

Basis of Presentation

The Company’s condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”).

The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the interim periods presented. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the full fiscal year or any future period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2025.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Risks and Uncertainties, and Going Concern

The Company is subject to risks common to companies in the biotechnology industry, including, but not limited to, successful development of technology, obtaining additional funding, protection of proprietary technology, compliance with government regulations, risks of failure of preclinical studies, clinical studies and clinical trials, the need to obtain marketing approval for its product candidates and the ability to successfully market its therapies for any products that receive approval, fluctuations in operating results, economic pressure impacting therapeutic pricing, dependence on key personnel, risks associated with changes in technologies, development by competitors of technological innovations and the ability to scale manufacturing to large scale production. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance and reporting capabilities. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from therapy sales.

The Company has incurred a loss since inception resulting in an accumulated deficit of $184.2 million as of June 30, 2026 and further losses are anticipated in the development of its business. For the six months ended June 30, 2026, the Company has operating cash outflows of $3.5 million and had a loss from operations of $2.6 million. Since inception, being a research and development company, the Company has not yet generated revenue and the Company has incurred continuing losses from its operations. The Company is subject to risks common to biotechnology companies, including technology development, regulatory approval, clinical outcomes, commercialization, competition, manufacturing scale-up and the need for additional funding. The Company’s operations have been funded principally through the issuance of debt and equity. These factors raised substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date the consolidated financial statements were available to be issued.

Subsequent to June 30, 2026, the Company completed the merger with Jasper Therapeutics, Inc. (“Jasper”), at which time Jasper completed a private placement financing through the sale of non-voting convertible preferred stock, resulting in gross proceeds of $132.0 million (see Note 12). Jasper has agreed to seek a stockholder vote to convert the Non-Voting Convertible Preferred Stock within 120 days from the closing of the merger. In addition, in the event the Company is unable to obtain stockholder approval of the conversion of the Non-Voting Convertible Preferred Stock within 12 months of the closing of the Merger, holders have the right to require the Company to repurchase the Non-Voting Convertible Preferred Stock at the then current fair market value.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

2. Summary of Significant Accounting Policies

Except for the accounting policy updates discussed below, the Company’s significant accounting policies have not materially changed from those disclosed in Note 2, Summary of Significant Accounting Policies, included in the audited consolidated financial statements for the years ended December 31, 2025 and 2024.

Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs, which would meet the definition of a business. Significant judgment is required in the application of the test to determine whether an acquisition is a business combination or an acquisition of assets.

Acquisitions meeting the definition of business combinations are accounted for using the acquisition method of accounting, which requires that the purchase price be allocated to the net assets acquired at their respective fair values. In a business combination, any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, which includes direct transaction costs. Goodwill is not recognized in asset acquisitions. When a transaction accounted for as an asset acquisition includes an in-process research and development (“IPR&D”) asset, the IPR&D asset is only capitalized if it has an alternative future use other than in a particular research and development project. Otherwise, the cost allocated to acquire an IPR&D asset with no alternative future use is charged to expense at the acquisition date.

Simple Agreements for Future Equity

The Company has issued Simple Agreements for Future Equity (“SAFEs”), which are freestanding financial instruments that may convert into equity securities upon the occurrence of specified future financing events in accordance with the terms of the agreements. The SAFEs also contain provisions that may require settlement based on the occurrence of certain liquidity or dissolution events.

The Company evaluates the SAFEs in accordance with ASC 480, Distinguishing Liabilities from Equity. The Company concluded that the SAFEs represent freestanding financial instruments that embody a conditional obligation that may be settled in a variable number of shares with a monetary value based on a fixed amount. Accordingly, the SAFEs are classified as liabilities and presented as SAFE liabilities on the condensed consolidated balance sheets.

SAFE liabilities are initially measured at fair value upon issuance and subsequently remeasured to fair value at each reporting date, with changes in fair value recognized in the condensed consolidated statements of operations and comprehensive loss. Upon conversion or settlement, the carrying amount of the SAFE liabilities is reclassified to stockholders’ equity or settled in cash, as applicable.

Contingencies

The Company accounts for contingent liabilities in accordance with ASC 450, Contingencies. This guidance requires the Company to assess potential contingent liabilities that may exist as of the date of the financial statements to determine the probability and amount of loss that may have occurred. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. For contingencies considered remote, no accrual or disclosures are generally made.

During 2025, the Company entered into agreements with vendors to settle outstanding payables. Pursuant to the agreements with certain vendors, the Company was required to make payments upon a qualified transaction, as defined within the agreements. The amount of contingent liabilities was fixed within the vendors’ agreements as a percentage of the total outstanding balance that was settled. As of June 30, 2026, the Company determined that it was probable that the qualified transaction would occur and therefore the Company recognized contingent liabilities for these certain agreements in the amount of $48.3 thousand. which is included in accrued expenses and other current liabilities.

Gain on accounts payable settlement

The Company may enter into agreements with vendors to settle outstanding payables for amounts less than the recorded liability. When such arrangements result in the Company being legally released from its obligation and the liability is settled, the Company derecognizes the amount of the accounts payable that is settled and records a corresponding gain in earnings in accordance with ASC 405, Liabilities. During the six months ended June 30, 2026, the Company recorded $1.3 million of gains from the settlement such payables.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This update requires entities to disaggregate operating expenses into specific categories, such as salaries and wages, depreciation, and amortization, to provide enhanced transparency into the nature and function of expenses. In January 2025, the FASB issued ASU 2025-01, clarifying the effective date of ASU 2024-03 to be fiscal years beginning after December 15, 2026, with early adoption permitted, and interim periods beginning after December 15, 2027. ASU 2024-03 may be applied retrospectively or prospectively. The Company is currently evaluating the impact of ASU 2024-03 on its financial statement presentation and disclosures.

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which clarifies how to determine the accounting acquirer in transactions involving variable interest entities. The amendments are effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2025-03 on its financial statements and disclosures.

3. Prepaid Expenses and Other Assets

Prepaid expenses and other assets consisted of the following (in thousands):

	June 30,	December 31,
	2026	2025
Current assets:
Prepaid expenses - current	$204	$180
Prepaid employee compensation	372	-
Total prepaid expenses and other assets	$576	$180

Other noncurrent assets:
Deferred tax assets - long-term	351	308
Total other noncurrent assets	$351	$308

4. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following (in thousands):

	June 30,	December 31,
	2026	2025
Accrued expenses and other current liabilities:
Accrued research and development	$506	$374
Accrued general and administrative	143	180
Accrued employee compensation and related benefits	88	12
Other current liabilities - related party	-	40
Total accrued expenses and other current liabilities	$737	$606
Other noncurrent liabilities:
Long-term taxes payable	$1,294	$1,182
Other noncurrent liabilities	-	10
Total other noncurrent liabilities	$1,294	$1,192

5. Simple Agreements for Future Equity

On June 24, 2026, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with investors. Under the terms of the SAFEs, the Company received aggregate gross proceeds of $5.1 million. The SAFEs remain outstanding until the occurrence of certain triggering events, including (i) Private Investment in Public Equity (“PIPE”) conversion, (ii) an equity financing, (iii) a liquidity event such as a merger, acquisition, or other business combination, or (iv) a dissolution event. Upon a PIPE conversion, the SAFEs will automatically convert into the same class of securities issued in a PIPE at a discounted share price of 70%. Upon an equity financing, the SAFEs will automatically convert into preferred shares at the greater of (a) the lowest price per share issued in the equity financing or (b) a price per share based on a valuation cap. In a liquidity event, the investor of the SAFE receives either a portion of proceeds or shares of the Company’s common stock equal to the greater of the purchase amount or the amount payable on the number of shares of common stock equal to the purchase amount divided by the liquidity price.  In the event of a dissolution event, the investor of the SAFE will be entitled to receive cash equal to the purchase amount.

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values as of June 30, 2026 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
SAFE liabilities	$-	$-	$7,214	$7,214
Total financial liabilities	$-	$-	$7,214	$7,214

The cash equivalents are comprised of funds held in an exchange traded money market fund and the fair value of the cash equivalents is determined based upon quoted market price for that fund. There were no transfers among Level 1, Level 2, or Level 3 categories in the periods presented.

The Company measures its SAFE liabilities at fair value on a recurring basis in accordance with ASC 820, Fair Value Measurement. The fair value of the SAFE liability is classified as a Level 3 measurement within the fair value hierarchy because the valuation incorporates significant unobservable inputs and management judgment regarding the probability and timing of future conversion and liquidity events. The fair value of the SAFE liability is reassessed at each reporting date, with changes in fair value recognized in earnings.

As of June 30, 2026, the Company concluded that the fair value of the SAFE liabilities approximated the value of the shares issued to the SAFE investors as part of the merger with Jasper Therapeutics discussed in Note 12, which was determined to be $7.2 million. As such, the Company recognized a loss upon issuance of the SAFEs in the amount of $2.2 million.

The Company determined that no material change in fair value had occurred between the issuance date of June 24, 2026 and June 30, 2026 due to the short period between issuance and the reporting date and the absence of any triggering conversion or settlement event during that period.

The following table presents a summary of the changes in the fair value of the Company’s Level 3 liabilities:

Balance as of December 31, 2025	$-
Issuance of SAFEs	7,214
Change in fair value during the period	-
Balance as of June 30, 2026	$7,214

The carrying amounts of the Company’s financial instruments, including cash, prepaid and other current assets, trade accounts payable, and accrued expenses and other current liabilities, approximate fair value due to their short maturities. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. There are uncertainties on the fair value measurement of the instrument classified under Level 3 due to the use of unobservable inputs and interrelationships between these unobservable inputs, which could result in higher or lower fair value measurements.

6. Preferred Stock

In March 2026, the Company entered into a Preferred Shares Investment Agreement (the “Investment Agreement”) with certain purchasers, relating to the issuance and sale by the Company of up to 6,865,323 preferred shares, par value $0.01 per share (the “Preferred Shares”), at a purchase price of $2.184892 per share, for aggregate proceeds of up to $15.0 million.

The Company completed the initial closing under the Investment Agreement, issuing and selling 3,661,504 Preferred Shares for aggregate gross proceeds of approximately $8.0 million.

In connection with the issuance of the Preferred Shares, the Company incurred direct and incremental expenses of $42 thousand, comprised primarily of legal fees, which were recorded as a reduction of additional paid-in capital.

The Company evaluated the Preferred Shares under ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging, and determined that the Preferred Shares are not required to be classified as a liability and that no embedded features require bifurcation and separate accounting as derivative instruments. The Preferred Shares are not redeemable at a fixed or determinable date, at the option of the holders, or upon the occurrence of an event outside the Company’s control, and accordingly are classified within permanent equity.

The holders of the Preferred Stock have the following rights and preferences:

Voting

Each Preferred Share entitles the holder to receive notice of, attend, and vote at any general meeting of the Company. However, holders of Preferred Shares are not entitled to vote at any meeting of Members (as defined in the Companies Act of the Cayman Islands). Additionally, approval from holders of a majority of the Preferred Shares, voting separately as a class, is required for certain matters, including actions that adversely affect the Preferred Shares, to issue senior or pari passu shares, to liquidate or wind up the Company, to complete a merger or sale of substantially all assets, or to change the authorized number of Preferred Shares.

Redemption

The Preferred Shares are perpetual instruments with no stated maturity date. The holders have no right to require the Company to redeem or repurchase the Preferred Shares, and the Preferred Shares contain no mandatory redemption provision.

Dividends

The holders of Preferred Shares participate pro rata with the Ordinary Shares in any dividends or distributions, if and when declared by the Board. No dividends were declared or paid on the Preferred Shares during the six months ended June 30, 2026.

Liquidation

In the event of a liquidation, dissolution, or winding up of the Company (whether voluntary or involuntary), holders of Preferred Shares are entitled to receive, in priority to holders of Ordinary Shares, the Liquidation Preference, equal to the original issue price paid for each Preferred Share plus any declared but unpaid dividends.

7. Stock Based Compensation

On June 9, 2017, the Company adopted the 2017 Stock Plan (the “2017 Plan”). The 2017 Plan, as amended, provides for the issuance of up to 3,458,090 shares of common stock to employees, officers, directors, consultants, and advisors in the form of non-qualified and incentive stock options, unvested stock awards, and other stock-based awards. At June 30, 2026, there were 1,131,009 shares of common stock available for issuance under the 2017 Plan.

The following table summarizes the stock option activity under the 2017 Plan:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in Years)
Balance as of December 31, 2025	143,811	$29.58	6.95
Granted	2,225,281	$0.02	-
Forfeited	(1,036)	$33.00	-
Expired	(40,975)	$28.26	-
Balance as of June 30, 2026	2,327,081	$1.33	9.73
Stock options unvested as of June 30, 2026	1,708,060	$0.02	9.87
Stock options exercisable as of June 30, 2026	619,021	$4.95	9.35

The weighted-average grant-date fair value of stock options granted during the six months ended June 30, 2026 was $0.08 per option and was nominal during the six months ended June 30, 2025. There was $139 thousand of unrecognized stock-based compensation expense related to unvested stock options as of June 30, 2026, which will be recognized over a weighted-average period of 3.6 years.

During the six months ended June 30, 2026 and 2025, the Company granted 2,225,281 and 60,370 options, respectively. There were no options exercised during the six months ended June 30, 2026 and 2025.

Stock-based compensation expense

The following table shows the allocation of stock-based compensation expense related to the Company’s stock-based awards (in thousands):

	Six Months Ended June 30,
	2026	2025
Research and development	$74	$47
General and administrative	5	15
Total stock-based compensation	$79	$62

The following table shows the valuation assumptions used in determining the fair value of employee stock options:

Six Months Ended June 30, 2026
Risk-free interest rate	4.2% - 4.4%
Expected term (in years)	5.4 - 6.0
Expected dividend yield	0.0%
Expected volatility of underlying common stock	88.9% - 91.0%

8. Income Taxes

The Company’s tax provision and the resulting effective tax rate for interim periods is determined based upon its estimate annual effective tax rate adjusted for the effect of discrete items arising in that quarter. The provision for income taxes primarily consists of U.S. federal, Massachusetts, and Suzhou and several other foreign countries.

For the six months ended June 30, 2026, the Company recorded an income tax expense of $87 thousand resulting in an effective tax rate of (2.65)%. For the six months ended June 30, 2025, the Company recorded an income tax expense of $66 thousand. The effective tax rate for the six months ended June 30, 2025, was (6.01)%.

The change in the effective tax rate from (6.01)% for the six months ended June 30, 2025 to (2.65)% for the six months ended June 30, 2026 primarily relates to the Increase in uncertain tax position activity related to the Suzhou entity and higher overall pre-tax losses, compared to 2025.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740), which requires incremental annual disclosures on income taxes, including rate reconciliations, income taxes paid, and other disclosures. The Company early adopted ASU 2023-09 effective January 1, 2025 on a retrospective basis. The ASU did not have a material impact on the Company’s financial statements.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. The OBBBA includes significant provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modification to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and other implemented through 2027. The new legislation has not had a material impact to the Company’s financial statements.

9. Leases

Operating leases

The Company leases offices under various non-cancelable leases that expire at various dates. Under certain leases, the Company is responsible for expenses related to operations, maintenance, repairs, and management fees that are accounted for as operating leases.

Rent expense for the six months ended June 30, 2026 and 2025 totaled $16 thousand and $15 thousand, respectively.

The Company’s operating leases for its equipment and specialized spaces for company equipment have terms expiring at various dates through April 2027. Certain lease arrangements include renewal options and rights of first refusal for the lessee to purchase the applicable property.

Right-of-use assets and lease liabilities for operating leases were recorded in the condensed consolidated balance sheets as follows (in thousands):

	June 30,	December 31,
	2026	2025
Operating leases:
Operating lease right-of-use asset	$25	$38
Lease liabilities - current	$28	$31
Operating lease liabilities, net of current portion	$-	$11

The weighted-average remaining lease term for operating leases was 0.8 years and 1.3 years as of June 30, 2026, and December 31, 2025, respectively. The weighted-average discount rate was 12.58% as of June 30, 2026, and December 31, 2025, respectively.

Supplemental cash flow information related to leases was as follows (in thousands):

	June 30,
	2026	2025
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$18	$17

Future minimum lease payments under non-cancelable operating leases as of June 30, 2026, are as follows:

Remainder of 2026	$19
2027	11
Total minimum lease payments	$30
Less: imputed interest	(2)
Total future minimum operating lease obligations	$28

10. Debt and Asset Acquisition - Mach5 Therapeutics, Inc.

Debt

In November and December 2025, the Company entered into a secured senior promissory note with Mach5 Therapeutics, Inc. (“Mach5”) pursuant to which the Company borrowed an aggregate of $600 thousand. The note bears interest at 5% per annum and was scheduled to mature on January 15, 2026. The note was amended on January 20, 2026 to increase the outstanding principal balance by $675 thousand, resulting in total borrowings by the Company of $1.275 million, and to extend the contractual maturity date to January 30, 2026. Under the terms of the note, if the contemplated acquisition of Mach5 by the Company or one of its affiliates was consummated, the outstanding principal balance, accrued interest, and other amounts due under the note would be considered paid in full at the closing of the acquisition. Concurrently with the closing of the asset acquisition, the preexisting loan was effectively settled. Consistent with ASC 470-50, Debt - Modification and Extinguishments, the Company evaluated the difference between the fair value of note and the net carrying amount of the settled note to determine if an extinguishment gain or loss should be recorded. The fair value of the note was determined as of March 17, 2026, the date of the Acquisition and the date on which the note became due and payable in full under its terms. As the valuation and settlement dates are the same, no discount for time value or credit risk applied. The fair value of the note was $1.288 million comprised of outstanding principal and accrued interest, which was equal to the net carrying amount of the extinguished note, so no gain or loss was recorded. The settlement of the preexisting note was presented separately from the total costs to acquire the assets.

Asset Acquisition

On March 17, 2026, the Company acquired 100% of the outstanding equity interests of Mach5 in exchange for 10,676,470 shares of the Company’s common stock. The fair value of the common shares issued represented total consideration transferred of $961 thousand. Under ASC 805, the Company determined that it was the accounting acquirer. The Company evaluated the transaction under ASC 805 and determined substantially all of the fair value of the assets acquired were concentrated in a single asset, the in-process research and development related to Mach5’s only drug candidate. Accordingly, the transaction was accounted for as an asset acquisition.

The purchase price, including transaction costs of $243 thousand, were allocated to the assets acquired based on their relative fair values as a percentage of the total fair value of the assets acquired, with no goodwill recognized. Substantially all of the fair value of the gross assets acquired was attributable to acquired IPR&D. The Company determined that the acquired IPR&D had no alternative future use and therefore expensed $139 thousand as a component of in-process research and development expense during the six months ended June 30, 2026.

The total fair value of consideration transferred was as follows (in thousands):

Consideration transferred	$961
Transaction costs incurred	243
$1,204

The total fair value of identifiable assets acquired, liabilities assumed, and settlement of pre-existing note payable was as follows (in thousands):

Cash	$61
Acquired in-process research and development	139
Accounts payable and accrued liabilities	(284)
Settlement of note payable to Mach5, at fair value	1,288
$1,204

11. Related Parties

Management and Founder Incentive Agreement

In December 2024, the Company entered into a Management and Founder Incentive Agreement with Kira KMF Company LLC (“KMF”), an entity owned and controlled by certain members of the Company’s management and founders. Pursuant to the agreement, KMF agreed to provide funding of $25,000 per month from January 2025 through June 2025 to support certain employee related costs and facilitate the continued provision of services by members of management while the Company pursued strategic business development opportunities. In exchange, KMF may be entitled to receive contingent fees based on proceeds received from certain qualifying transactions, including asset sales, licensing transactions, business combinations, or similar strategic transactions.

During the six months ended June 30, 2025, the Company obtained funding proceeds of approximately $108 thousand from KMF, which were recorded within additional paid in capital. On July 1, 2025, the agreement was mutually terminated as KMF did not provide the funding payment for the full term as a qualifying transaction was not likely to occur and no liabilities or obligations were owed by either party. At the time the agreement was terminated, no contingent fees had been earned or paid.

Share Activity

In March 2026, certain existing shareholders of the Company surrendered to the Company, for no consideration, a total of 269,171 ordinary shares. These shares were surrendered by the holders for no consideration and were immediately cancelled upon surrender to the Company.

In May 2026, the Company settled outstanding obligations to members of its Board of Directors and Scientific Advisory Board related to services rendered through March 31, 2026. As of December 31, 2025, the Company had accrued $92 thousand and $300 thousand for services performed through December 31, 2025, which are within accrued expenses and other current liabilities in the Company’s consolidated balance sheets as accrued general and administrative expenses and accrued research and development expenses, respectively. Upon settlement, the aggregate amounts due to members of the Company’s Board of Directors and Scientific Advisory Board of $108 thousand and $350 thousand, respectively, were settled through the issuance of 49,583 and 160,191 ordinary shares, together with cash payments of $1 thousand and $3 thousand, respectively.

Prepaid Employee Compensation

In March 2026, the Company entered into forgivable loan arrangements totaling $539 thousand with certain members of management as a retention incentive. The arrangements are retention-based compensation arrangements structured as forgivable loans and are subject to forgiveness upon continued employment through January 15, 2027. The Company accounts for the arrangements as compensation and recognizes compensation expense on a straight-line basis over the requisite service period. During the six months ended June 30, 2026, the Company recognized approximately $161 thousand of research and development expense and $19 thousand of general and administrative expense related to the arrangements, including accrued employer payroll taxes. As of June 30, 2026, approximately $372 thousand remained outstanding under the arrangements and was included in prepaid expenses and other current assets on the condensed consolidated balance sheet.

12. Subsequent Events

The Company has evaluated subsequent events through October 1, 2026, the date that the financial statements were available to be issued.

Mirador License Agreement

On July 13, 2026, the Company entered into a License Agreement with Mirador Therapeutics, Inc. pursuant to which the Company granted Mirador an exclusive worldwide license to develop, manufacture and commercialize products containing the Company’s proprietary anti-C5a antibody (KP301) and anti-C5aR small molecule compound (KP402). Under the agreement, the Company is entitled to receive a (i) $12.0 million upfront payment and (ii) $8.0 million upon delivery of drug substance and compound to Mirador, and may receive up to $458.5 million in development, regulatory and commercial milestone payments, as well as tiered royalties on future net sales of licensed products.

Jasper Agreement and Plan of Merger and Private Placement and Securities Purchase Agreement

On July 16, 2026, the Company was acquired by Jasper Therapeutics, Inc. pursuant to a merger transaction in which the Company became a wholly owned subsidiary of Jasper. In connection with the merger, the Company’s equity holders received 5,195,009 shares of Jasper common stock and 4,644,977 shares of Jasper non-voting convertible preferred stock, each convertible into 61 shares of common stock, subject to certain conditions. Concurrently with the merger, Jasper completed a private placement financing pursuant to which it through the sale of approximately 4.7 million shares of non-voting convertible preferred stock for gross proceeds of approximately $132 million.  Jasper has agreed to seek a stockholder vote to convert the Non-Voting Convertible Preferred Stock within 120 days from the closing of the merger. In addition, in the event the Company is unable to obtain stockholder approval of the conversion of the Non-Voting Convertible Preferred Stock within 12 months of the closing of the Merger, holders have the right to require the Company to repurchase the Non-Voting Convertible Preferred Stock at the then current fair market value. Jasper Therapeutics, Inc will be determined to be the accounting acquirer and this acquisition will be accounted for in subsequent periods as an asset acquisition.